PROSPECTUS SUPPLEMENT                           FILED PURSUANT TO RULE 424(b)(3)
(To Prospectus dated October 25, 2004)          REGISTRATION NO.  333-78575





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                        1,000,000,000 Depositary Receipts
                           Internet HOLDRS (SM) Trust

     This prospectus supplement supplements information contained in the prospectus dated October 25, 2004 relating to the sale of up to 1,000,000,000 depositary receipts by the Internet HOLDRS (SM) Trust.

     The share amounts specified in the table in the "Highlights of Internet HOLDRS" section of the base prospectus shall be replaced with the following:

                                                        Share         Primary
                   Name of Company          Ticker     Amounts    Trading Market
     -------------------------------------  ------     -------    --------------
     Amazon.com, Inc.                        AMZN        18           NASDAQ
     Ameritrade Holding Corporation          AMTD         9           NASDAQ
     CMGI Inc.                               CMGI        10           NASDAQ
     CNET Networks, Inc.                     CNET         4           NASDAQ
     DoubleClick Inc.                        DCLK         4           NASDAQ
     EarthLink, Inc.                         ELNK       6.23          NASDAQ
     eBay Inc.(1)                            EBAY        48           NASDAQ
     E*TRADE Financial Corporation            ET         12            NYSE
     McAffee Inc.                            MFE          7            NYSE
     Priceline.com Incorporated              PCLN       1.167         NASDAQ
     RealNetworks, Inc.                      RNWK         8           NASDAQ
     Time Warner Inc.                        TWX         42            NYSE
     Yahoo! Inc.                             YHOO        52           NASDAQ


     (1) Effective February 23, 2005, eBay Inc. (NASDAQ: EBAY) affected a 2 for 1 stock split of its common stock. As a result of the stock split, 48 shares of eBay will be included in each 100 share round lot of Internet HOLDRS.

     The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2005.